Exhibit 3.6(b)

CERTIFICATE IN RE INCREASE OF CAPITAL STOCK

We, the undersigned, the Chairman and the Secretary of a Special Meeting of the Stockholders of Atlas-Tuck Concrete, Inc., a corporation, held on the 11th day of September, 1964, and all of the directors of said corporation, do hereby certify:

That the said Atlas-Tuck Concrete, Inc., is a corporation duly organized and existing under the laws of the State of Oklahoma, with its offices and principal place of business at the City of Lawton, Oklahoma, with its business and prudential affairs managed by a Board of Three (3) Directors and with an authorized capital stock of Thirteen Thousand and no/100 Dollars ($13,000.00) divided into one thousand three hundred (1,300) shares of stock of a par value of Ten and no/100 Dollars ($10.00) each, of which one thousand three hundred (1,300) shares are now issued and outstanding; that at all times hereinafter mentioned, the directors of said corporation were and now are:

H. F. Tuck, Jr.

Fallis A. Beall

J. B. Walling

That a special meeting of the stockholders of said corporation was held at the City of Lawton, Oklahoma, at 10:00 o’clock A.M. on September 11, 1964, for the purpose of increasing the authorized capital stock of said corporation to Fifty Thousand and no/100 Dollars ($50,000.00), divided into five thousand (5,000) shares of a par value of Ten and no/100 Dollars ($10.00) each of stock and authorizing the immediate sale of additional one thousand three hundred (1,300) shares for value, and of doing whatever might be necessary or proper in order to perfect said increase.

That a special meeting was duly called by the President of said corporation upon the Order of its Directors. That printed notice of the time and place of said meeting, stating its object and the amount to which it was proposed to increase said capital stock was served upon each and every stockholder of said corporation in person more than thirty days before the date of said meeting.

That said meeting duly assembled at the time and place hereinbefore stated in accordance with said notice. That of said meeting, Fallis A. Beall, one of the stockholders, was duly chosen chairman, and J. B. Walling, one of the stockholders was duly chosen secretary. That at said meeting one hundred per cent (100%) of the shares of the capital stock of said corporation were duly represented by stockholders owning the same present in person.

That at said meeting a resolution was adopted by the unanimous vote of the entire issued capital stock of said corporation, increasing the capital stock of said corporation to Fifty Thousand ($50,000.00), divided into five thousand (5,000) shares of common stock of the par value of Ten and no/100 Dollars ($10.00) each, and authorizing the chairman and secretary of the meeting and a majority of the Directors to make, execute and file with the Secretary of State of the State of Oklahoma a proper certificate showing such increase and do whatever else might be necessary or proper in order to secure the perfection of said increase. That, in the opinion of the undersigned, the best interests of said corporation will be served by said increase.

WHEREFORE, we hereby certify that the authorized capital stock of the said Atlas-Tuck Concrete, Inc., a corporation of Lawton, Oklahoma, is increased from Thirteen Thousand and no/100 Dollars ($13,000,00), which stock is now divided into one thousand three hundred (1,300) shares of stock of the par value of Ten and no/100 Dollars ($10.00) each, to Fifty Thousand and no/100 Dollars ($50,000.00), which stock when so increased, was, at said meeting divided into five thousand (5,000) shares of common stock of a par value of Ten and no/100 Dollars ($10.00) each, subject only to the issuance by the Secretary of State of the necessary and proper certificate thereof.

IN WITNESS WHEREOF, we, the undersigned, the chairman and the secretary of said special meeting and a majority of the directors of said corporation have hereunto set our hands at the office of said corporation in Lawton, Oklahoma, on this 19th day of September, 1964.

/s/ Fallis A. Beall

Fallis A. Beall, Chairman of the Meeting.

/s/ J. B. Walling

J. B. Walling, Secretary of the Meeting.

/s/ H. F. Tuck, Jr.

H. F. Tuck, Jr., Director

/s/ Fallis A. Beall

Fallis A. Beall, Director

/s/ J. B. Walling

J. B. Walling, Director

STATE OF OKLAHOMA,                ]

                                                             ] SS.

COUNTY OF COMANCHE,            ]

On this, the 19th day of September, 1964, in said County and State, before me, a Notary Public in and for Said County and State, personally appeared H. F. Tuck, Jr., Fallis A. Beall, and J. B. Walling, who are personally known to me to be the same persons who executed the foregoing instrument of writing and certificate in re increase of capital of Atlas-Tuck Concrete, Inc., and duly acknowledged the execution of the same as their free and voluntary act and deed for the uses and purposes therein set forth.

Witness my hand and official seal on the day and year last above mentioned.

/s/ Charlotte Sue Biles

Notary Public

My Commission Expires:

September 8, 1968